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                                                                  Exhibit (a)(9)



                           EDB 4TEL ACQUISITION CORP.
                          c/o EDB Business Partner ASA
                                Ruselokkveien 6.
                                   N-0251 Olso
                                (Postal Address:
                                  Postboks 6798
                                 St. Olavs Plass
                              N-0130 Oslo, Norway)



                                                              October 25, 1999

Dear Stockholder:

         In connection with the Offer to Purchase for cash all of the outstanding shares of Common Stock of Telesciences, Inc. (the "Company") at $8.79 net per share by EDB 4tel Acquisition Corp., a wholly-owned subsidiary of EDB Business Partner ASA, please be advised that reference on page 2 of the Offer to Purchase and on page 2 of the Letter of Transmittal with respect to the Company's stock split, effective October 15, 1999, should be a one-for-four reverse stock split, rather than a four-for-one stock split as indicated. Accordingly, all share numbers should reflect a one-for-four reverse stock split.



                                                     EDB 4TEL ACQUISITION CORP.